EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into as of the ___ day of January, 2000, by and between Authoriszor Inc., a Delaware corporation (hereafter the "Company"), and Richard A. Langevin, a resident of the Commonwealth of Massachusetts (hereafter the "Executive").

                                  COMPENSATION

         1. The Company agrees to compensate the Executive on a salary basis at the semi-monthly rate of $9,375 ($225,000 annually). The Executive's salary will be reviewed by the Company's Board of Directors as of each January 1 occurring during the term of this Agreement, taking into consideration the Executive's performance and changes in competitive market conditions, and the Board may, in its sole discretion, increase the Executive's base salary in such amount as the Board may determine in its reasonable discretion. Both the Company and the Executive acknowledge that such compensation and the compensation detailed in Paragraphs 2, 3, 4, 5, 6, 7 and 8 of this Agreement is fair and adequate compensation for the Executive's services, and for the mutual promises described below.

         2. The Company agrees to grant the Executive four (4) Nonqualified Stock Options (collectively, the "Options" and individually, an "Option"), pursuant to the terms of four (4) separate Stock Option Agreements, to purchase a cumulative total of 500,000 shares of the Company's common stock, $.01 par value (the "Company Common Stock"), in increments of (i) 200,000 shares exercisable on or after January 1, 2001, (ii) 100,000 shares exercisable on or after January 1, 2002, (iii) 100,000 shares exercisable on or after January 1, 2003, and (iv) 100,000 shares exercisable on or after January 1, 2004, all at an exercise price of $6.75 per share, upon execution of this Agreement. Any unvested Options will be void and shall not vest if (i) the Company terminates this Agreement for "Cause," as defined in Paragraph 25 of this Agreement, (ii) the Executive becomes physically or mentally disabled, as defined by 29 C.F.R.
Section 1630.2(g)(1), and cannot perform the essential functions of his position, with reasonable accommodation, (iii) the death of the Executive, or
(iv) the expiration of the respective term of each Option.

         3. In the event a Sale of the Company, as defined below, occurs during the term of this Agreement, (a) all payments hereunder that would be payable through the term hereof shall accelerate and become immediately due and payable, including but not limited to then current base salary and bonus compensation amounts as if the Company had achieved the Management-By-Objectives targets hereunder, and (b) the Options shall automatically vest in full and become immediately exercisable (collectively, the "Severance Compensation"). In the event any payment or benefit due to the Executive under this Agreement constitutes a payment or benefit in the nature of compensation that is made or supplied to a "disqualified individual" as defined in Section 280G(c) of the Internal Revenue Code of 1986 (a "Golden Parachute Payment"), such payment or benefit shall be deferred and paid out by the Company to the Executive over a period of time in order that such payment or benefit does not so qualify as a Golden

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Parachute   Payment.   A  "Sale  of  the  Company"  shall  mean  (i)  a  merger,
consolidation or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets or capital stock of the Company, or (iii) any combination of the foregoing or an event or transaction having substantially the same economic effect. The Company shall provide the Executive with prompt written notice of approval of a Sale of the Company by the Company's Board of Directors.

         4. The Company and the Executive agree that the Executive will be eligible to receive, in his first year of service to the Company, total annual bonus compensation in the amount of $125,000 in quarterly pro rata increments in the event that the Company achieves each quarterly Management-By- Objectives target mutually determined by the Company's Board of Directors, or its Compensation Committee, and the Executive. The first quarterly Management-By-Objectives target is attached hereto as Exhibit A. The Executive shall be eligible for future bonuses which will be tied to quarterly Management-By-Objectives targets and payable quarterly in pro rata amounts of the annual bonus.

         5. The Company will provide the Executive with a Company car (the "Company Car") for use for business purposes during his employment under this Agreement. The Company Car shall be a BMW or Mercedes. Upon the termination of this Agreement for any reason, by the Company or the Executive, the Executive will return the Company Car to the Company pursuant to the procedure outlined in Paragraph 29 of this Agreement.

         6. The Company and the Executive acknowledge and agree that the Company shall promptly reimburse the Executive for any reasonable expenses, including, but not limited to, travel expenses, lodging expenses, meals or entertainment expenses, that the Executive may incur in the performance of his duties and obligations under this Employment Agreement. PROVIDED, HOWEVER, that the Executive shall be required to submit receipts or other acceptable documentation to the Company to verify such expenses prior to any reimbursements.

         7. The  Executive  shall be entitled to paid banking  holidays,  twenty
(20) paid vacation days per year and reasonable paid personal and sick days. Any vacation days not taken during a given year may be carried over to subsequent years without limitation, or may be paid out as additional compensation in January for the preceding year; however, no more than ten (10) vacation days from any calendar year can be carried over to subsequent years or paid out as additional compensation.

         8. The Executive acknowledges and agrees that, at the discretion of the Company, certain employee benefits may be provided to the Executive incident to the Executive's employment with the Company. The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents. The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Company incident

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to the  Executive's  employment  are not a part of  this  Employment  Agreement.
PROVIDED, HOWEVER, that (a) the Executive shall be entitled to such employee benefits maintained by the Company applicable to other senior executive employees of the Company, (b) the Company shall reimburse the Executive for up to $5,000 in annual premiums so that the Executive can personally seek to procure and maintain a $5,000,000 life insurance policy for the benefit of the Executive's designated beneficiaries, (c) the Company shall reimburse the Executive for up to $3,000 in premiums so that the Executive can personally seek to procure and maintain a long term disability policy for his own benefit, and
(d) the Company shall reimburse the Executive for the premiums on his current COBRA medical plan until such time as the Company institutes standard medical and dental benefit plans. The Company shall be in no way liable for any medical or dental payments in addition to the Executive's COBRA premiums pursuant to this Agreement.

                                    DURATION

         9. This Employment Agreement shall continue in full force and effect for four (4) years, commencing on January 1, 2000, and will expire and terminate by its own terms on December 31, 2003, unless this Employment Agreement is terminated prior to December 31, 2003, in accordance with the TERMINATION provisions set forth below in Paragraphs 24, 25, 26, 27 and 28.

                                RESPONSIBILITIES

         10. The Company and the Executive agree that the Executive shall serve as the Chief Executive Officer of the Company and shall be subject to the general direction and control of the Board of Directors. In such capacity, the Executive will report to the Board of Directors of the Company and perform such duties on behalf of the Company as are directed by the Board of Directors of the Company and as are consistent with the title and position of a chief executive officer of a company that designs and markets internet-based security and management systems for corporations and governments.

         11. The Executive covenants and agrees that he will faithfully devote his best efforts and all his working time to his duties and responsibilities under this Agreement, unless the Company's Board approves any other use of his efforts or working time. The foregoing shall not prevent the Executive from performing a reasonable amount of service on the boards of directors of other charitable entities, and reasonable investment activities, both subject to the terms of the Employee's non-competition obligations under this Agreement, nor from engaging in academic, religious, charitable, community and other non-profit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement.

         12. The Executive acknowledges and agrees that he has a fiduciary duty of loyalty to the Company, and that he will not engage in any activity which will or could be reasonably expected to, in any way, harm the business, business interests, or reputation of the Company.

     13. The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the

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Company and the Executive,  and the Executive will not on his own behalf,  or as another's agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by the Executive's position with the Company, other than as an employee of the Company pursuant to this Employment Agreement.

                                  NONDISCLOSURE

         14. The Executive acknowledges and agrees that the Company anticipates developing significant relationships and goodwill between the Company, prospective suppliers and prospective customers by providing superior products and service, and that these relationships and goodwill will constitute a valuable asset belonging solely to the Company.

         15. The Executive acknowledges and agrees that as an employee and representative of the Company, the Executive will be responsible for building and maintaining business relationships and goodwill with current and future customers and suppliers of the Company on a personal level. The Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, the Executive and the customers and suppliers.

         16. The Executive acknowledges and agrees that this special relationship of trust and confidence between the Company, the Executive and the customers and suppliers creates a high risk and opportunity for the Executive to misappropriate the relationship and goodwill existing between the Company and its customers and suppliers. The Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect the Company from the risk of such misappropriation.

         17. The Executive acknowledges and agrees that the Company will make a significant investment in the future success of the Executive by providing the Executive with the following valuable assets: (i) confidential information concerning the Company's intellectual property, products, techniques and equipment; and (ii) confidential information relating to the identity and special needs of the Company's current and prospective customers and the Company's current and prospective suppliers, as well as their contacts, the needs and preferences of the Company's current and prospective customers and suppliers, the Company's current and prospective products and inventories, the Company's business projections and market studies, the Company's business plans and strategies, the Company's pricing studies and price lists, marketing plans, sales techniques, and information concerning the technology unique to the Company.

         18. The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and will be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes the information identified in Paragraph 17 above, and information pertaining to: (i) the Company's internet-based security and management systems; (ii) financial statements and information; and (iii) special processes, procedures and services of the Company. The Executive acknowledges and agrees that this investment has substantial and significant value, and the

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Company has a legitimate interest in protecting future  misappropriation of this investment by the Executive. The Executive will not disclose any Proprietary Information to others outside the Company or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without the fault of the Executive. The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, notes, specifications, programs, computer program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which comes into his custody or possession is the exclusive property of the Company, to be used by the Executive only in the performance of his duties for the Company.

     19. The breach of any provision of this Agreement by the Company shall not excuse Executive's compliance with his obligations in Paragraph 18 above.

                        NON-COMPETITION; NON-INTERFERENCE

         20. During the Employment Period and for a period of twelve (12) months after that employment is terminated by the Company or the Executive for any reason other than the cessation of business by the Company pursuant to a filing for bankruptcy protection or liquidation initiated by the Company, the Executive will not, without the Company's prior written approval, directly or indirectly:

                  (a) recruit, solicit or knowingly induce, or attempt to recruit, solicit or induce, any employee, consultant, contract or temporary worker of the Company to terminate his or her employment or consulting relationship with, or otherwise cease his or her relationship with, the Company;

                  (b) solicit, contact, communicate with any person, company or business that was a supplier or prospective supplier, customer or prospective customer of the Company, and that the Executive personally solicited, contacted, communicated with or accepted business from while he was an employee of the Company at any time during the twelve (12) months preceding termination of this Employment Agreement, for the purpose of distributing, marketing or selling any product or service or the equivalent of any product or service developed, produced, distributed, marketed or sold by the Company; or

                  (c) engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), in any business which provides products or services being sold, licensed or provided (as the case may be) by the Company on the date of termination of the Executive's employment by the Company or under development by the Company for commercial release, sale or licensing within six months after the Executive's termination of employment.

     21. The Executive acknowledges and agrees that in exchange for the execution of the noncompetition and non-interference agreements set forth at Paragraph 20, the Executive will receive
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

substantial, valuable consideration including: (i) Proprietary Information; (ii) employment; (iii) continued employment; and (iv) compensation and benefits as described above in Paragraphs 1-8. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the execution of the noncompetition and non-interference agreements set forth in Paragraph 20.

         22. The restrictions contained in Paragraph 20 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for this purpose. The Executive agrees that any breach of Paragraph 20 will cause the Company substantial and irrevocable damage which cannot be accurately calculated in monetary damages and, therefore, the Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. The Executive acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled. The Executive acknowledges and agrees that the non-competition and non-interference agreements set forth in Paragraph 20 are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration. If any restriction set forth in this Paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

     23. The breach of any provision of this Agreement by the Company shall not excuse Executive's compliance with his obligations in Paragraph 20 above.

                                   TERMINATION

         24. The Executive acknowledges and agrees that the Board of Directors of the Company reserves the right to terminate this Executive Agreement without cause in the sole discretion of the Board of Directors, by providing the Executive with written notice of the termination, delivered in person, or by registered U.S. mail to the Executive's last known address reflected in the Company's personnel records. Such notice shall be effective upon personal delivery or mailing. In the event that the Executive is terminated without cause by the Company, the Company shall pay the Executive the Severance Compensation and the Executive shall remain bound by the non-disclosure, noncompetition and non- interference provisions of Paragraphs 18 and 20 of this Agreement.

         25. The Company may terminate the Executive's employment with the Company upon notice for Cause, whereupon all compensation and benefits under this Agreement will cease effective as of the date of termination. For purposes of this Agreement, "Cause" shall mean:

                  (a) the conviction of the Executive for, or the entry of a pleading of guilty or nolo contendere by the Executive with respect to, any felony offense or any crime involving money, other property of the Company or moral turpitude;

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                  (b) any act of the Executive involving fraud or  embezzlement;

                  (c) the failure of the Executive to substantially perform the reasonable directives of the Company's Board of Directors which will not have been corrected within 45 days after the Board of Directors, by majority vote, will have notified the Executive in writing of its intention to terminate the Executive's employment in accordance with the provisions of this Paragraph 25;

                  (d) any material breach of Paragraphs 12-23 of this Agreement by the Executive which will not have been corrected within 45 days after the Board of Directors, by majority vote, will have notified the Executive in writing of its intention to terminate the Executive's employment in accordance with the provisions of this Paragraph 25; or

                  (e) the Board unanimously determines and provides written notice to the effect that the Executive has engaged in grossly negligent execution of his duties, and the Executive fails to cure any such deficiency after 45 days notice.

         26. The Executive may terminate his employment with the Company for any of the reasons which the parties agree shall be deemed a termination by the Company without Cause, whereupon the Company shall pay Severance Compensation to the Executive as of the date of termination:

                  (a) any substantial diminution, or any substantial change in a manner adverse to the Executive, of (i) his title, office or position with the Company, (ii) his salary, bonus, or other benefits, or (iii) his duties, responsibilities or employment condition, which will not have been corrected within 45 days after the Executive shall have notified the Board of Directors in writing of such breach;

                  (b) any material breach of this Agreement by the Company which will not have been corrected within 45 days after the Executive will have notified the Board of Directors in writing of such breach, including without limitation the failure of the Company to pay the Executive any portion of his compensation; or

                  (c) the Company's requiring the Executive to be based at any office or location more than 75 miles from the Company's current main office.

         27. The Executive acknowledges and agrees that in the event of the Executive's death, this Employment Agreement will terminate immediately, without notice, on the date of the Executive's death whereupon all compensation and benefits under this Agreement will cease effective as of the date of death other than compensation and benefits that had been accrued or to which the Executive was entitled at the time of death.

         28. The Executive acknowledges and agrees that this Employment Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. ss. 1630.2(g)(1), and cannot perform the essential functions of his position, with reasonable

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accommodation, whereupon all compensation and benefits under this Agreement will cease effective as of the date of determination of such disability other than compensation and benefits that had been accrued or to which the Executive was entitled at the time of the determination of such disability.

         29. The Executive acknowledges and agrees that in the event of termination of this Employment Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Company, the Executive will return to the Company within five (5) business days of the time when notice of termination is communicated by either party, the Company Car, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer's orders, records, cards or notes acquired, supplier and prospective supplier lists, compiled or coming into the Executive's knowledge, possession or control in connection with his activities as an employee of the Company as well as all other materials received from the Company or from any of its customers, agents or suppliers, in connection with such activities.

         30. Both parties mutually agree that neither will make disparaging, defamatory or harmful remarks, either verbally or in writing, regarding each other during or after termination of this Agreement.

                                 INDEMNIFICATION

         31. Notwithstanding any change in the Company's Certificate of Incorporation or By-Laws, the Company will indemnify the Executive and hold him harmless, at a minimum in accordance with the provisions in effect as of the date of this Agreement in the Company's Certificate of Incorporation and By-Laws, against any losses, claims, damages, liabilities, costs, expenses (including advancing from time to time his attorney's fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which the Executive is, or is threatened to be, made a party by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer employee or agent, PROVIDED that the Company will have choice of counsel in any such action. The obligations of the Company under this Paragraph will survive the termination of this Agreement. Notwithstanding the foregoing, the Company will not be obligated to indemnify the Executive beyond the extent permissible under Section 145 of the Delaware General Corporation Law and other applicable law, including, without limitation, applicable securities law.

                                  SEVERABILITY

         32. The Executive acknowledges and agrees that each covenant and/or provision of this Employment Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of

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this Employment  Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

                           WAIVER; NO DUTY TO MITIGATE

         33. The Executive acknowledges and agrees that the failure of the Company to enforce any provision of this Employment Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Employment Agreement.

         34. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

                             SUCCESSORS AND ASSIGNS

         35. Subject to Paragraph 3, the Executive acknowledges and agrees that this Employment Agreement may be assigned by the Company to any successor-in-interest, without the notice or consent of the Executive, and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee.

         36. The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Employment Agreement are personal and shall not be assignable. In the event of the Executive's death or disability, this Employment Agreement shall be enforceable by the Executive's estate, executors and/or legal representatives, to the extent provided herein.

                           ARBITRATION; CHOICE OF LAW

         37. Both parties acknowledge and agree that the law of Massachusetts will govern the validity, interpretation and effect of this Employment Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive. The parties agree that any controversy, claim or dispute arising out of or relating to Executive's employment hereunder, or the termination of such employment will be settled by arbitration before a mutually selected arbitrator to be held in the City of Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties consent to the non-exclusive jurisdiction of the courts of Massachusetts for this purpose. The arbitrator will determine whether and which party or parties will be entitled to costs and expenses (including reasonable attorneys' fees) resulting from such dispute or controversy. HOWEVER, if such controversy, claim or dispute involves a claim for injunctive relief under the non- disclosure, noncompetition or non-interference provisions at Paragraphs 18 and 20, both the Company and the Executive shall have the express right to file and litigate such action in state or federal court and disregard the arbitration provisions of this Paragraph 37.

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                                  MODIFICATION

         38. Both parties acknowledge and agree that this Employment Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Employment Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Employment Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Employment Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Employment Agreement.

         39. Both parties acknowledge and agree that the covenants and/or provisions of this Employment Agreement may not be modified by any subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Employment Agreement; (iii) is signed and executed by the Chairman of the Board of the Company, as a representative of the Company; (iv) is signed by the Executive; and (v) is approved by the Board of Directors of the Company.

                               LEGAL CONSULTATION

         40. The Executive and the Company acknowledge and agree that both parties have been afforded a reasonable opportunity to review this Employment Agreement with legal counsel prior to executing the agreement.

         ENTERED INTO AS OF THIS ____ DAY OF JANUARY 2000.


EXECUTIVE



---------------------------
Richard A. Langevin

AUTHORISZOR INC.


By:
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Name:
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Title:
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